UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 18, 2007
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	000-06072 (Commission File Number)	58-1035424 (I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2007 Stock Incentive Plan. At the Annual Meeting of Shareholders held on May 18, 2007, the shareholders approved the adoption of the Company’s 2007 Stock Incentive Plan, and the Plan became effective on that date and will remain in effect for ten years thereafter. Under the 2007 Plan, shares of the Company’s common stock may be optioned to employees, including the Named Executive Officers, or granted as Restricted Stock Awards. The grants to executive officers are determined from time to time by the Compensation Committee of the Board of Directors. No option may be granted at an exercise price below the fair market value of the common stock on the date of grant. The 2007 Plan covers 2,000,000 shares (of which up to 350,000 shares may be awarded as Restricted Stock). Together with approximately 70,000 shares remaining available under an earlier plan for non-executive employees, the number of shares included in the 2007 Plan are currently expected to be sufficient to cover option grants and Restricted Stock Awards over the ten-year life of the Plan.
The 2007 Plan provides for the automatic grant of options for the purchase of 15,000 shares to newly elected non-employee members of the Board of Directors, vesting 3,000 shares per year of continued service and exercisable at the fair market value of the common stock on the date of initial election. In addition, upon each annual re-election as a member of the Board, each non-employee Board member receives a further automatic grant of 5,000 shares, vesting after six months of continued service, and exercisable at the fair market value of the common stock on the date of re-election. Upon vesting, all options automatically granted to the non-employee members of the Board become non-forfeitable and remain exercisable until the sixth anniversary of the date of grant.
Amendment of the Executive Annual Incentive Compensation Plan. On May 18, 2007, the Board of Directors, acting pursuant to the recommendation of the Compensation Committee, amended the Company’s Executive Annual Incentive Compensation Plan to provide the Committee and Board greater flexibility to adjust awards under that Plan based on the participants' performance, as evaluated by the Chief Executive Officer or (in the case of the CEO) the Committee, against individual performance goals for the year. For those officers whose incentive awards, as initially calculated based on Company or divisional performance against financial targets, are specified by the Committee to be subject to factoring based on the individual performance evaluation, the maximum factor would be 1.15 and the minimum would be 0.0. The parameters governing each participant’s award are determined annually by the Compensation Committee, and the Company has previously reported those in effect for 2007 with respect to the Named Executive Officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: May 21, 2007	By:	/s/ Don T. Scartz
Don T. Scartz
Executive Vice President, Chief Financial Officer and Treasurer